                          ASSET ACQUISITION AGREEMENT
                                     AMONG
               WILLIAM R. HEATH D/B/A COMMWORLD OF TUCSON ("CWT")
                 AND COMMUNICATIONS WORLD INTERNATIONAL, INC.,
                         A COLORADO CORPORATION ("CWI")



                               SEPTEMBER 30, 1996

                          ASSET ACQUISITION AGREEMENT


     THIS ASSET ACQUISITION AGREEMENT (the "Agreement") is made and entered into as of the 30th day of September, 1996, by and between William R. Heath d/b/a CommWorld of Tucson ("CWT") and Communications World International, Inc., a Colorado corporation ("CWI"). CWI and CWT are sometimes referred to herein individually as a "Party" and collectively as the "Parties."

     WHEREAS, CWT is in the business of providing telecommunication products and services under the name "CommWorld of Tucson" (the "Business"); and

     WHEREAS, CWI desires to purchase from CWT, and CWT desires to sell to CWI all of the assets of CWT, including all corresponding rights and interest related to the Business, all on the terms and conditions set forth below.

     NOW, THEREFORE, to that end and in consideration of the covenants, agreements, representations and warranties made by this Agreement, and the mutual benefits to be derived from this Agreement, CWT and CWI agree as follows:

                      SECTION 1. PURCHASE AND SALE OF ASSETS

     1.1    Purchase and Sale.  Subject to the terms and conditions of this
            -----------------
Agreement, effective as of 11:59 P.M., September 30, 1996 (the "Effective Date"), CWT agrees to sell, transfer and assign to CWI, and CWI agrees to purchase and accept from CWT, all of the CWT's right, title and interest in and to the assets of CWT (collectively, the "Property"), including without limitation the assets set forth below:

           (a) All of the Property set forth on the Schedule of Assets attached to this Agreement as Exhibit A and incorporated herein by this reference (the
                     ---------
"Schedule of Assets").

           (b) All bank accounts, certificates of deposit, cash and cash equivalents, deposits, prepaid expenses, insurance proceeds, and other assets of CWT, except cash in the amount of $26,362.69 and accounts receivable at September 31, 1996 of the Business (the "Retained Assets").

           (c) All business, marketing, organization, strategic, financial, accounting, operational and other proprietary information related to the Business and/or CWT and all books, data, files, notebooks, software and other computer records, documentation, and all other records (including, without limitation, customer lists and inventory summaries) relating in any way to all or part of the Business, the Property or CWT.

           (d) All priorities, rights and intellectual property associated with the Business or otherwise related to the sale or use of all products or services now or previously produced or performed by CWT, including without limitation, all technology of CWT, any and all designs, processes, technical information, data, products, devices, ideas, computer programs, quality control procedures, patents, tradenames, trademarks, service marks and brand names, and copyrights.

          (e) All of the equipment, fixtures, machinery, computers, computer software, furniture, tools, materials and appliances of or used by CWT in connection with the Business, including without limitation and accept as otherwise specified, those listed on the Schedule of Assets.

          (f) All of CWT's right, title and interest in and to the raw materials, finished goods, supplies and other materials used or consumed in connection with the Property and the Business (collectively, the "Inventory"); provided that CWI shall be obligated only to accept those supplies and other materials and CWT's Inventory which are reasonably determined by CWI, in its sole discretion, not to be obsolete or otherwise unusable in the ordinary course of the Business.

     1.2    Purchase Price.  CWI agrees to pay to CWT 74,222 shares of CWI's
            --------------
Common Stock, 83,500 shares of CWI's Series G Preferred Stock and 143,000 shares of CWI's Series F Preferred Stock.

     1.3    Assumption of Certain Liabilities.  CWI will assume the accounts
            ---------------------------------
payable of CWT which are identified on the Schedule of Liabilities attached to this Agreement as Exhibit B and incorporated herein by this reference (the
                  ---------
"Schedule of Liabilities"). In addition, CWI will assume the existing leases for the equipment and offices of CWT which are identified on Exhibit B.
                                                             ---------

                               SECTION 2. CLOSING

     2.1    Closing.  The sale, transfer and assignment of the Property as
            -------
provided by this Agreement shall be held at the offices of CWT, 5336 East 22nd Street, Tucson, Arizona 85711 at 1 P.M. on October 16, 1996. The Closing shall be effective as of September 30, 1996, such that any and all prorations and accountings required in connection with the transactions contemplated by this Agreement shall be calculated as of the Effective Date.

     2.2    Actions at the Closing.   At the Closing, (a) CWT will deliver the
            ----------------------
Property (or control of the Property) to CWI, and CWT shall take all the steps which may be necessary or appropriate to put CWI in actual possession and control of the Property, including, without limitation, executing, notarizing and delivering the documents referred to in Section 5, (b) CWI will deliver certificates evidencing the securities of CWI as provided in Section 1.2.

     2.3    Obligations, Liabilities or Indebtedness.  CWI, upon the Closing,
            ----------------------------------------
shall assume and be liable only for those obligations, liabilities and indebtedness of CWT specified in Section 1.3 of this Agreement and no others. Otherwise, except as otherwise specified herein, CWI shall not assume, shall not be deemed to have assumed, and shall not in any way be or become liable for any obligations, liabilities or indebtedness of CWT or relating to the Property, the Business or CWT (collectively, the "CWT Obligations") including without limitation, the following:

            (a) Any mortgages, security interests, or mechanic liens;

            (b) Any contingent liabilities (including, without limitation, liabilities relating to (i) patent, trademark, service mark, copyright, trade secrets or other business infringement, (ii) torts, (iii) employment discrimination, (iv) breach of any warranty made by CWT, (v) indemnification agreements, (vi) guaranties, (vii) employment agreements or covenants not to compete, or (viii) employee payroll, benefits, pension plans or other retirement plans);

            (c) Any liability of CWT for any federal, state, county or local income, sales, property or other taxes, including without limitation any liability of CWT for income, sales, transfer, transaction or similar taxes payable in connection with or by reason of the transactions contemplated hereunder, the payment and reporting of which shall be the sole responsibility of CWT.

                   SECTION 3. REPRESENTATIONS AND WARRANTIES OF
                                      CWI

     CWI represents and warrants to CWT as follows:

     3.1    Corporate Status.  CWI is a corporation duly organized, validly
            ----------------
existing and in good standing under the laws of the State of Colorado, and has the corporate power and corporate authority to carry on its business as it is now being conducted.

     3.2    Authority.  CWI has full corporate power and authority to enter into
            ---------
this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and performance by CWI of its obligations hereunder has been duly authorized by all requisite corporate action on the part of CWI. This Agreement has been duly executed and delivered by CWI and constitutes a valid and binding obligation of CWI enforceable against CWI in accordance with its terms except that (i) the enforcement of certain rights and remedies created by this

Agreement is subject to bankruptcy, insolvency, reorganization and similar laws of general application affecting the rights and remedies of creditors generally; and (ii) the enforceability of any particular provision of this Agreement under principles of equity or the availability of equitable remedies, such as specific performance, injunctive relief, waiver or other equitable remedies, is subject to the discretion of courts of competent jurisdiction.

     3.3    Consents.  No consent, approval, qualification, order or
            --------
authorization of, or filing with, any governmental authority, including any court or other third party, is required in connection with the valid execution, delivery or performance of this Agreement by CWI or the consummation by CWI of the transactions contemplated hereby.

     3.4    No Conflict.  The execution, delivery and performance of this
            -----------
Agreement and the consummation of the transactions herein contemplated will not result in a breach or violation of any of the terms and provisions of, or constitute a default under, or result in the creation of or imposition of any lien, charge or encumbrance upon any property or assets of CWI pursuant to, any indenture, mortgage, deed of trust, lease or other agreement or instrument to which CWI is a party or by which CWI is bound or to any of CWI's property, the certificate of incorporation or bylaws of CWI, or any applicable law, rule, regulation, judgment, order or decree of any court or governmental agency, authority or body having jurisdiction over CWI or any of their respective properties.

     3.5    Delivery of Reports.  CWI has delivered to CWT, CWI's Annual Report
            -------------------
on Form 10-KSB for the fiscal year ended April 30, 1996 and CWI's Quarterly Report on Form 10-QSB for the quarter ended July 31, 1996, all as filed by CWI with the Securities and Exchange Commission. Notwithstanding any provision hereof to the contrary, it is understood by CWT that CWI is not representing or warranting any statements in the Reports relating to future, anticipated, or possible circumstances, occurrences, or developments.

     3.6    CWI Stock.  CWI has taken all necessary corporate action to issue
            ---------
the shares of the Common Stock, Series F Preferred Stock and Series G Preferred Stock pursuant to the terms of this Agreement. The shares of Common Stock, Series F Preferred Stock and Series G Preferred Stock issued pursuant to the terms of this Agreement will, when issued, be validly issued, fully paid and nonassessable and no action taken by CWI will confer upon any person any preemptive right of subscription or purchase in respect thereof; provided, that, no shares of Common Stock may be issued pursuant to conversion of the Series F Preferred Stock or Series G Preferred Stock unless and until CWI has amended its Articles of Incorporation to increase its authorized number of shares of Common Stock.

                  SECTION 4.  REPRESENTATIONS AND WARRANTIES
                                OF CWT

     CWT represents and warrants to CWI as follows:

     4.1    Authority.  CWT has the authority to enter into this Agreement and
            ---------
consummate the transactions contemplated by and under this Agreement. The execution and delivery of this Agreement by CWT and performance by CWT of his obligations under this Agreement has been duly and validly authorized. This Agreement has been duly executed and delivered by CWT and constitutes a valid and binding obligation of CWT enforceable against CWT in accordance with its terms, except that (i) the enforcement of certain rights and remedies created by this Agreement is subject to bankruptcy, insolvency, reorganization and similar laws of general application affecting the rights and remedies of creditors generally, and (ii) the enforceability of any particular provision of this Agreement under principles of equity or the availability of equitable remedies, such as specific performance, injunctive relief, waiver or other equitable remedies, is subject to the discretion of courts of competent jurisdiction.

     4.2    Consents.  No consent, approval, qualification, order or
            --------
authorization of, or filing with, any governmental authority, including any court or other third party, is required in connection with the valid execution, delivery or performance of this Agreement by CWT or the consummation by CWT of the transactions contemplated hereby.

     4.3    No Conflict.  The execution, delivery and performance of this
            -----------
Agreement and the consummation of the transactions herein contemplated will not result in a breach or violation of any of the terms and provisions of, or constitute a default under, or result in the creation of or imposition of any lien, charge or encumbrance upon any property or assets of CWT pursuant to, any indenture, mortgage, deed of trust, lease or other agreement or instrument to which CWT is a party or by which CWT is bound or to any of CWT's property, or any applicable law, rule, regulation, judgment, order or decree of any court or governmental agency, authority or body having jurisdiction over CWT or any of CWT's Property.

     4.4    Financial Statements and Tax Returns.  CWT furnished to CWI (i)
            ------------------------------------
financial statements of CWT consisting of a balance sheet at August 31, 1996, and the related statement of income and expense summary for the month ended August 31, 1996 and the eight months ended August 31, 1996; and (ii) the Schedule C attached to the Internal Revenue Service Form 1040 included in the joint tax return with Lynette Heath related to CWT, for years ended December 31, 1995 and 1994, which financial statements and tax returns are true and accurate statements of the financial condition and results of operations of CWT as of the dates and for the periods involved.

     4.5    Net Assets; Title to Property.  Set forth in Exhibit A is the
            -----------------------------                ---------
Schedule of Net Assets, which is true and correct as of September 30, 1996. Except as otherwise set forth in Exhibit A, CWT has good and valid title to all
                                 ---------
the properties and assets, real and personal, reflected on Exhibit A, owns these
                                                           ---------
assets free and clear of all liens, claims, charges or encumbrances of any kind or description other than liens scheduled on Exhibit B. The properties and
                                             ---------
assets reflected in Exhibit A include all the assets, rights and property
                    ---------
utilized exclusively by CWT in the conduct of business of CWT and all other assets, rights and property necessary for the conduct of the Business.

     4.6    Condition of Assets.  The properties and assets of CWT as listed on
            -------------------
Exhibit A are, and as of the Closing Date will be, in good operating condition and suitable for continued use in the same manner as heretofore used, ordinary wear and tear excepted. The equipment and vehicles listed on Exhibit A constitutes all the equipment and vehicles that are necessary to continue effectively the operation of the business of CWT as it is currently conducted.

     4.7    Inventory and Supplies.  All of the inventory and supplies listed on
            ----------------------
Exhibit A have been purchased in the ordinary course of business at or about market prices prevailing at the times of purchase. All such inventories and supplies are of a quality and in quantities saleable, or usable, as the case may be, in the ordinary course of the business of CWT. The inventory is valued at the lower of cost or market price as reflected in the books of account of CWT.

     4.8    Product Warranties.  To the best knowledge of CWT there is no
            ------------------
significant design, manufacturing, or other defect in any product sold by CWT which has resulted in the past, or could result in the future, in any required recall, repair, replacement, credit or refund for which CWT would be responsible.

     4.9    Accounts Receivable.  All accounts receivable listed on Exhibit A
            -------------------                                     ---------
are valid, legal and subsisting accounts, enforceable in accordance with their respective terms and arising from bona fide transactions in the ordinary course of business and are collectible in amounts not less than the aggregate amount thereof carried on the Exhibit A, net of reserves. The collectibility of each
                       ---------
account receivable will not be impaired by any right of return, statute of limitation, right of set-off, counterclaim or defense.

     4.10   Liability.  Each liability shown on Exhibit B represents a valid
            ---------                           ---------
obligation of CWT incurred in the ordinary course of business of CWT.

     4.11   Intangible Rights.  To the best knowledge of CWT, any and all
            -----------------
intangible rights used in the business of CWT are being lawfully used without payment to, or interference from, any party, and there has been no assignment, license or other authorization given to any party to use any of these intangible rights. To the best knowledge of CWT, CWT has the right to use, without payment to any third party, all proprietary rights used in its Business. CWT has not received any notice, nor does it have any reason to believe, that any intangible rights are being infringed upon by any third party.

     4.12   Employees.  CWT has no contract or agreement with any labor union or
            ---------
other collective bargaining group and has not been involved in any strike, work stoppage, lock out or unfair labor practice, as such term is defined in the National Labor Relations Act, as amended, of any kind or nature. No employee of CWT has petitioned for a collective bargaining representation election and no union is currently attempting to organize any of the employees of CWT. To the best knowledge of CWT, CWT is in compliance in all material respects with all federal and state laws governing employment, employment practices and the terms and conditions of employment.

     4.13   Contracts, Agreements, Leases and Commitments. Except for the
            ---------------------------------------------
contracts, agreements, leases and commitments listed on Exhibit C, CWT is not a
                                                        ---------
party to or bound by any material contract, agreement, lease or other commitment. All of the contracts listed on Exhibit C are in full force and
                                            ---------
effect without amendment or modification, other than sales orders or purchase orders entered into in the ordinary course of business. CWT is not in default under any contract and has not received notice of any alleged default by it under any contract which has not been waived under that contract. For purposes of this Exhibit C as it relates to material contracts, agreements, leases or
        ---------
other commitments "material" shall mean any contract, agreement, lease or other commitment entered into which is not in the ordinary course of business or, if entered into in the ordinary course of business, which involves a payment, commitment or entitlement in excess of $1,000.

     4.14   Litigation.  There are no actions, suits, proceedings or claims
            ----------
pending or, to the best knowledge of CWT, threatened against or affecting CWT, its business or assets or properties. There are no judgments, orders or decrees outstanding against CWT. CWT has no knowledge of any pending or threatened proceeding which would, in any manner, impair or curtail the operation of the Business in the manner currently operated and CWT has no knowledge of any other condition which would, in any manner, impair or curtail in any material respect the conduct of the Business of CWT in the manner currently operated.

     4.15   Condemnation; Assessments; Defects.  CWT has not received any notice
            ----------------------------------
of any condemnation action or special assessment being contemplated with respect to its premises or any of its properties or any notice from any governmental authority or insurance company of any defect or inadequacy in these premises or properties or any part thereof.

     4.16   Compliance with Law.  CWT is in compliance, in all material
            -------------------
respects, with all applicable laws, rules, regulations or requirements of any governmental authority, federal, state or local, relating to its Business, including, without limitation, the impact of its Business upon the environment, and the continued operation of its Business in the manner heretofore conducted will not violate, in any material respect, any existing statute, rule, regulation or order, federal, state or local except where such noncompliance would not have a material adverse effect on the condition (financial or other), Business, Property, prospects, net worth or results of operations of CWT. CWT has not received notice of any such violation with respect to its business and operations.

     4.17   Taxes.
            -----

            (a) CWT has filed with the appropriate federal, state and local governmental authorities all tax returns required to be filed with respect to its Business and Property and has paid all assessments shown to be due and claimed to be due on all such tax returns.

            (b) There are no additional assessments due or claimed to be due with respect to such filed returns.

            (c) CWT has not executed or filed any agreement extending the period for assessment or collection of any tax nor is CWT a party to any action or proceeding by any governmental authority for the assessment or collection of taxes.

            (d) All returns filed by CWT constitute complete and accurate representations of the tax liabilities for such years and accurately set forth all items (including the Schedule C to Form 1040 of William R. Heath for the years ended December 31, 1994 and 1995) relevant to the future tax liabilities, including the tax bases of the properties and assets.

            (e) No examination of the tax returns of CWT (including the joint tax returns filed with Lynette Heath since the inception of the Business) is currently in progress nor, to the best of his knowledge, is any such examination threatened.

            (f) None of the returns of CWT (including the joint tax returns filed with Lynette Heath since the inception of the Business) has been reviewed or audited by applicable federal, state, local, and foreign taxing authorities and none of the returns have received clearances or other indications of approval from applicable federal, state, local, and foreign taxing authorities. To the best of his knowledge, no issue or issues have been raised in connection with any prior or pending review or audit of said federal, state, local, or foreign returns which may reasonably be expected to be raised in the future by such taxing authorities in connection with the audit or review of the returns of CWT (including the joint tax returns filed with Lynette Heath since the inception of the Business).

     For purposes of this Section the term "tax" (and with corresponding meanings "taxes" and "taxable") shall include without limitation all federal, provincial, state, local and foreign net income, profits, alternative add-on minimum tax, gross income, value added, franchise, gross receipts, sales, use, ad valorem, occupation, license, excise, payoff, stamp, premium, withholding, real and personal property, and other taxes, and related or similar governmental charges, tariffs, customs duties, assessments, together with any interest, fines, and penalties or addition to tax imposed with respect to the foregoing.

     4.18   Insurance.  The assets, property and business of CWT are covered by
            ---------
insurance policies of the types customarily carried by businesses such as that of CWT, which policies are in full force and effect with all premiums due thereon paid or accrued. Such policies are adequate in amount, scope and coverage to protect CWT against any material loss of assets or property or any interruption in its operations customarily insured against. Exhibit D sets
                                                             ---------
forth an accurate and complete list of each insurance policy owned or maintained by CWT. CWT has not received any notice of cancellation with respect to any such policy, no claims are pending under any such policy and, to the best knowledge of CWT, there is no basis for any insurer thereunder to terminate any such policy.

     4.19   Books of Account and Records.  The books of account of CWT fairly
            ----------------------------
reflect its income, expenses, assets and liabilities and have been maintained in accordance with sound business practices. The customer and supplier records of CWT are in all respects complete and correct and have been maintained in accordance with sound business practices and in conformity with all applicable government laws, rules and regulations.

     4.20   Disclosure.  No representation or warranty by CWT contained in this
            ----------
Agreement or in any document, statement, or certificate furnished, or to be furnished, to CWT pursuant hereto, or in connection with the transactions contemplated hereby, contains or will contain an untrue statement of a material fact or omits or will omit to state a material fact required to be stated or necessary to make the statements and facts contained herein or therein, in light of the circumstances in which they were or are made, not false or misleading.

     4.21   Purchase Entirely for Own Account.  This Agreement is made with CWT
            ---------------------------------
in reliance upon CWT's representation to CWI, which by CWT's execution of this Agreement, CWT hereby confirms, that the Common Stock, Series F Preferred Stock and the Series G Preferred Stock to be received by CWT will be acquired for investment for CWT's own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that CWT has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, CWT further represents that CWT does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to such person or to any third person, with respect to any of the Common Stock, Series F Preferred Stock or Series G Preferred Stock. CWT represents that it has full power and authority to enter into this Agreement.

     4.22   Disclosure of Information.  CWT believes he has received all the
            -------------------------
information he considers necessary or appropriate for deciding whether to acquire the Common Stock, Series F Preferred Stock and the Series G Preferred Stock. CWT further represents that he has had an opportunity to ask questions and receive answers from CWI regarding the terms and conditions of this Agreement and regarding the business, financial condition and operations of CWI.

     4.23   Investment Experience.  CWT has invested in speculative securities
            ---------------------
and acknowledges that he is able to bear the economic risk of his investment and has such knowledge and experience in financial or business matters that he is capable of evaluating the merits and risks of an investment in the Common Stock, Series F Preferred Stock and the Series G Preferred Stock.

     4.24   Restricted Securities.  CWT understands that the shares of Common
            ---------------------
Stock, Series F Preferred Stock and Series G Preferred Stock which he will acquire pursuant to this Agreement are characterized as "restricted securities" under the federal securities laws inasmuch as they are being acquired from CWI in a transaction not involving a public offering and that under such laws and applicable regulations, such securities are restricted from resale without registration under the Securities Act of 1933 as amended. CWT understands that the certificates evidencing the Common Stock, Series F Preferred Stock and Series G Preferred Stock will have imprinted on its face a legend with respect to these restrictions. CWT further understands that the same restrictions will be applicable to any requests to convert the Series F Preferred Stock and Series G Preferred Stock into Common Stock subsequent to the Closing, and as a condition to such conversion, he will be required to reaffirm representations made in Sections 4.21 through 4.24 of this Agreement.

             SECTION 5.  DOCUMENTS TO BE DELIVERED BEFORE OR ON THE
                                  CLOSING DATE

     No later than the Closing, the following documents shall be delivered:

     5.1    Statement of Designation of the Series F Preferred Stock of CWI.
            ---------------------------------------------------------------

     5.2    Statement of Designation of the Series G Preferred Stock of CWI.
            ---------------------------------------------------------------

     5.3    Bill of Sale and Assignment of Property.
            ---------------------------------------

     5.4    Assignment of Leases.
            --------------------

     5.5    Assignment of Contracts
            -----------------------

     5.6    Employment Agreement Between CommWorld of Phoenix, Inc. and Lynette
            -------------------------------------------------------------------
            Heath.
            -----

     5.7    Employment Agreement Between CommWorld of Phoenix, Inc. and William
            -------------------------------------------------------------------
            R. Heath.
            --------

     5.8    Certificate of Officers of CWT.  CWI shall have been furnished with
            ------------------------------
a certificate signed by the President and Secretary (or Assistant Secretary) of CWT, dated as of the Closing Date, certifying that attached thereto are true, correct and complete resolutions of the Board of Directors and Shareholder of CWT authorizing the execution, delivery and performance of this Agreement and the transactions contemplated therein, and that the persons who have signed the Agreement on behalf of each of CWT are the incumbent President and Secretary (or Assistant Secretary) of each of CWT.

     5.9    Report on 8-K.  The draft of the Report on Form 8-K proposed to be
            -------------
filed by CWI with the Securities and Exchange Commission, including financial statements at September 30, 1996, and information regarding the private offering of the Series F Preferred Stock and the conversion of certain notes issued in prior acquisitions of CWI into shares of Series F Preferred Stock.


                          SECTION 6.  INDEMNIFICATION

     6.1    Indemnification.  With respect to any and all claims, demands,
            ---------------
losses, costs (including court costs and costs of appeal), expenses, obligations, fees (including reasonable attorneys' fees), liabilities, damages, recoveries and judgments, which arise, result from or relate to any breach of or failure to perform any of the representations, warranties, covenants or agreements contained in this Agreement, or which arise or result from liabilities, obligations or commitments of a party to this Agreement (the "Indemnitor"), which are expressly assumed by any other party to this Agreement, or contemplated by this Agreement, Indemnitor hereby agrees to, and hereby does, further indemnify, defend and hold harmless any other party to this Agreement from, against, and in respect of its liabilities, obligations or commitments; provided that any such indemnification obligation shall expire and terminate two years following the Effective Date with the effect that the indemnification shall apply to the extent notice of any such obligation was given on or before the expiration of such two-year period.

     6.2    Setoff. If in the reasonable judgment of CWI, there is a breach or
            ------
default by CWT under any of the covenants, warranties or representations set forth in this Agreement ("Breach"), which reasonably might be expected to result in the damage, loss, cost and/or expense (including reasonable attorneys' fees) to CWI, then, without limiting any rights CWI may otherwise have, CWI shall have the following rights:

            (a) At any time after discovery of a Breach, CWI may notify CWT of the Breach ("Notice of Breach").

            (b) In conjunction with or after providing a Notice of Breach, CWI may demand payment from CWT of any damage, loss, cost, and/or expense (including reasonable attorneys' fees) attributable to the Breach (the "Payment Demand").

            (c) Each Notice of Breach and Payment Demand shall specify in reasonable detail the nature of the Breach and the damage, loss, cost and/or expense, including reasonable attorneys' fees) incurred by CWI and attributable to the Breach.

            (d) CWT, if CWT fails to cure the Breach, within 30 days following a Payment Demand, shall immediately pay the amount demanded (the "Breach Amount") to CWI, in cash or by means of bank certified funds or wire transfer to an account designated by CWI. Alternatively, CWT may elect to setoff this obligation against the Series F Preferred Stock or Series G Preferred Stock then held by CWT, valued at $1.00 per share of Series F Preferred and Series G Preferred Stock. If CWT fails to cure the Breach or pay the Breach Amount within 30 days after the Payment Demand, CWT will be deemed to have elected the setoff, and shall deliver for cancellation the appropriate number of shares of Series F Preferred Stock or Series G Preferred Stock. If no such delivery is effected, such shares (of the appropriate number of Series F Preferred Stock and/or Series G Preferred Stock as determined by CWI in its discretion) shall be deemed cancelled, and shall be so reflected on the books and records of CWI, and any purported transfer thereafter of such shares shall be null and void.

                         SECTION 7. GENERAL PROVISIONS

     7.1    Further Assurances.  At any time, and from time to time, after the
            ------------------
Closing, each Party will execute such additional instruments and take such action as may reasonably be required to evidence or effectuate the transactions contemplated by this Agreement or for the performance by any Party of any of their other respective obligations under this Agreement.

     7.2    Amendment; Waiver.  Except as otherwise expressly provided herein,
            -----------------
this Agreement may be amended, modified, superseded, or cancelled, and any of the terms, representations, warranties, covenants or conditions hereto may be waived, only by a written instrument executed by the Parties hereto or, in the case of a waiver, by the Party hereto waiving compliance.

     7.3    Brokers.  Each of the Parties hereto represents and warrants that
            -------
there are no claims for brokerage commissions or finders' fees in connection with the transactions contemplated by this Agreement. Each of the Parties hereto will pay or discharge, and will indemnify and hold harmless the others from and against, any and all claims for brokerage commissions or finders' fees incurred by reason of any action taken by such Indemnitor.

     7.4    Notices.  All notices and other communications hereunder shall be in
            -------
writing and shall be deemed to have been given if delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid, as follows:

            (a)  if to CWI to:

                 Richard D. Olson, President
                 Communications World International, Inc.
                 6025 So. Quebec St., Ste. 300
                 Englewood, Colorado 80111

            (b)  if to CWT:

                 William R. Heath
                 5336 East 22nd Street
                 Tucson, Arizona  85711

or to such other person or address as any Party hereto shall have specified by notice in writing to the other Parties hereto.

     7.5    Entire Agreement.  This Agreement constitutes the entire agreement
            ----------------
between the Parties and supersedes and cancels any other agreement, representation, or communication, whether oral or written, between the Parties hereto relating to the transactions contemplated herein or the subject matter hereof. No representation, promise, or statement of intention has been made by any Party hereto which is not embodied in this Agreement or the written statements, certificates, exhibits, or other documents delivered pursuant hereto or in connection with the transactions contemplated hereby, and no Party hereto shall be bound by or liable for any alleged representation, promise, or statement of intention not set forth herein or therein.

     7.6    Headings.  The section and subsection headings in this Agreement are
            --------
inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

     7.7    Governing Law.  This Agreement shall be governed by and construed
            -------------
and enforced in accordance with the laws of the State of Arizona.

     7.8    Expenses.  Each of the Parties hereto shall be responsible for the
            --------
fees and expenses of its counsel and other experts and all other expenses incurred by it in connection with the preparation for, entering into, and consummation of the transactions contemplated by this Agreement and all other matters incident thereto.

     7.9    Severability.  The invalidity or unenforceability of any provision
            ------------
hereof shall not affect the validity or enforceability of any other provision contained herein.

     7.10   Assignment.  This Agreement shall inure to the benefit of, and be
            ----------
binding upon, the Parties hereto and their successors and assigns; provided, however, that any assignment by any Party of its rights under this Agreement without the written consent of the other Parties shall be void.

     7.11   Counterparts.  This Agreement may be executed simultaneously in
            ------------
counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the Parties have duly executed this Agreement effective as of the date first above written.



                                      /s/ William R. Heath
                                -------------------------------
                                William R. Heath, individually,
                                d/b/a COMMWORLD OF TUCSON


                                COMMUNICATIONS WORLD INTERNATIONAL,
                                 INC.


                                By:   /s/ Richard D. Olson
                                   -----------------------------
                                   Authorized Officer

                              INDEX OF SCHEDULES


     EXHIBIT A   SCHEDULE OF ASSETS
     ---------

     EXHIBIT B   SCHEDULE OF LIABILITIES
     ---------

     EXHIBIT C   LIST OF CONTRACTS, AGREEMENTS, LEASES AND COMMITMENTS
     ---------

     EXHIBIT D   LIST OF INSURANCE POLICIES
     ---------